Exhibit 10.8

LOGICBIO THERAPEUTICS, INC.

2018 Equity INCENTIVE PLAN

Name:	[_________]
Number of Restricted Stock Units:	[_________]
Date of Grant:	[_________]
Vesting Commencement Date:	[_________]

Restricted Stock Unit Agreement

This agreement (this “Agreement”) evidences a grant of Restricted Stock Units (“RSUs”) by LogicBio Therapeutics, Inc. (the “Company”) to the individual named above (the “Grantee”), an employee of the Company, pursuant to and subject to the terms of the LogicBio Therapeutics, Inc. 2018 Equity Incentive Plan (as from time to time amended and in effect, the “Plan”).  Except as otherwise defined herein, all capitalized terms used herein have the same meanings as in the Plan.

1.Grant of RSUs.  The Company grants to the Grantee on the date of grant set forth above (the “Date of Grant”) the number of RSUs set forth above, giving the Grantee the conditional right to receive, with respect to each RSU granted hereunder, without payment and pursuant to and subject to the terms and conditions set forth in this Agreement and in the Plan, one share of Stock (a “Share”), subject to adjustment pursuant to Section 7 of the Plan in respect of transactions occurring after the date hereof.

The RSUs are granted to the Grantee in connection with the Grantee’s ongoing Employment with the Company.

2.Vesting; Cessation of Employment.

(a)	Vesting. [______].
(b)

Cessation of Service. If the Grantee’s Employment ceases for any reason, except as expressly provided for in any agreement between the Grantee and the Company or its Affiliate, the RSUs, to the extent not then vested, will be immediately forfeited.

3.Delivery of Shares.  Subject to Section 4 below, the Company shall, as soon as practicable upon the vesting of any RSUs subject to this Agreement (but in no event later than thirty (30) days following the Vesting Date), effect delivery of the Shares with respect to such vested RSUs to the Grantee (or, in the event of the Grantee’s death, to the person to whom the Award has passed by will or the laws of descent and distribution). No Shares will be issued pursuant to this Agreement unless and until all legal requirements applicable to the issuance or transfer of such Shares have been complied with to the satisfaction of the Administrator.

81521965_4

4.Forfeiture; Recovery of Compensation.

(a)

The RSUs, and the proceeds from the exercise or disposition of the Shares, will be subject to forfeiture and disgorgement to the Company, with interest and related earnings, if at any time the Grantee is not in compliance with all applicable provisions of this Agreement and the Plan.

(b)

By accepting, or being deemed to have accepted, the RSUs, the Grantee expressly acknowledges and agrees that his or her rights, and those of any permitted transferee of the RSUs, including the right to any Shares or proceeds from the disposition thereof, are subject to Section 6(a)(5) of the Plan (including any successor provision).  Nothing in the preceding sentence may be construed as limiting the general application of Section 7 of this Agreement.

5.Nontransferability.  The RSUs may not be transferred except as expressly permitted under Section 6(a)(3) of the Plan.

6.Withholding.  The Grantee expressly acknowledges that the vesting or settlement of the RSUs acquired hereunder may give rise to “wages” subject to withholding.  The Grantee expressly acknowledges and agrees that the Grantee’s rights hereunder, including the right to receive Shares following the vesting of any portion of the Award, are subject to the satisfaction of all taxes required to be withheld with respect to the Award.  Unless otherwise determined by the Company, the Company shall automatically satisfy these tax withholding obligations by withholding from the Shares that would otherwise be delivered in connection with such vesting date a number of Shares having a fair market value equal to the minimum statutory amount required to be withheld to satisfy such tax withholding obligations and/or by causing such number of Shares to be sold in accordance with a sell-to-cover arrangement.  The Grantee authorizes the Company and its subsidiaries to withhold any amounts due in respect of any required tax withholdings by withholding from the Shares otherwise deliverable in connection with this Award, by causing such Shares to be sold in accordance with a sell-to-cover arrangement and/or by withholding from any amounts otherwise owed to the Grantee.  Nothing in this Section 6 shall be construed as relieving the Grantee of any liability for satisfying his or her tax obligations relating to the Award.  If a sell-to-cover arrangement is selected as contemplated hereunder the Grantee shall bear all costs associated with the sale of Shares under such arrangement.

7.Effect on Employment.  This grant of the RSUs will not give the Grantee any right to be retained in the employment or service of the Company or any of its subsidiaries, affect the right of the Company or any of its subsidiaries to terminate the Grantee’s employment or service at any time, or affect any right of the Grantee to terminate his or her employment or service with the Company at any time.

8.Provisions of the Plan.  This Agreement is subject in its entirety to the provisions of the Plan, which are incorporated herein by reference.  A copy of the Plan as in effect on the Date of Grant has been furnished or made available to the Grantee.  By accepting, or being deemed to have accepted, all or any part of the RSUs, the Grantee agrees to be bound by the terms of the Plan and this Agreement.  In the event of any conflict between the terms of this Agreement and the Plan, the terms of the Plan will control.

9.Acknowledgements.  The Grantee acknowledges and agrees that (i) this Agreement may be executed in two or more counterparts, each of which will be an original and all of which together will constitute one and the same instrument, (ii) this Agreement may be executed and exchanged using facsimile, portable document format (PDF) or electronic signature, which, in each case, will constitute an original signature for all purposes hereunder, and (iii) such signature by the Company will be binding against the Company and will create a legally binding agreement when this Agreement is countersigned by the Grantee.

[Signature page follows.]

The Company, by its duly authorized officer, and the Grantee have executed this Agreement as of the Date of Grant.

LOGICBIO THERAPEUTICS, INC.

By:

Name:

Title:

Agreed and Accepted:

By

Signature page to Restricted Stock Unit Agreement